Exhibit 10.25

July 23, 2012

Kevin King

Dear Kevin:

We are pleased to offer you the position of President and Chief Executive Officer of iRhythm Technologies, Inc. (the “Company”) and it will be expected that you join the Company’s Board of Directors (the “Board”). In this capacity you will be responsible for the overall management of the Company, reporting to the Board. You shall devote your best efforts and full business time, skill and attention to the performance of your duties. Notwithstanding the above, you shall be allowed to be Executive Chairman and and a director of Sandstone Diagnostics, Inc., subject to the Board’s reassessment six (6) months following your Start Date to ensure that such board service is not conflicting with your employment with the Company. Your service on other boards requires advance approval of the Board and is restricted to non-competitive entities. You may engage in civic and not-for-profit activities as long as such activities do not interfere with the performance of your duties hereunder. In addition, we acknowledge that you are a business advisor to Specific Technologies, and we agree that your continued service to that company does not create a conflict. If you decide to join us, the terms and conditions of your employment and benefits are outlined on Exhibit A. You should note that the Company may modify job titles, salaries, and benefits from time to time as it deems necessary.

If you decide to join the Company, it will be recommended at the first meeting of the Company’s Board of Directors following your start date that the Company grant you an option to purchase shares of the Company’s Common Stock equal to 5.00% of the Company (the “Initial Option”) on a fully diluted basis and including the shares underlying the Initial Option at a price per share equal to the fair market value per share of the Common Stock on the date of grant, as determined by the Company’s Board of Directors. In addition, following the Company’s next bridge loan financing of up to $3 million and the addition of new shares to the option pool totaling 4.00% of the fully diluted capitalization of the Company, a pro forma capitalization table that calculates the fully diluted number of shares outstanding in the Company assuming that the Bridge Loan converts at a 20% discount to the Company’s Series C preferred stock conversion price of $1.64 will be generated. Based on that pro forma capitalization table, you will receive a supplemental option grant for the number of shares equal to: 1) 5.00% of the Company on a fully diluted basis and including the shares underlying the Supplemental Option, minus 2) the shares underlying the Initial Option (the “Supplemental Option” and together with the Initial Option the “Options”). Twenty-five percent of the shares subject to the Options shall vest 12 months after your Start Date subject to your continuing employment with the Company, and no shares shall vest before such date. The remaining shares shall vest monthly over the next 36 months in equal monthly amounts subject to your continuing employment with the Company. This option grant shall be subject to the terms and conditions of the Company’s 2006 Stock Plan and Stock Option Agreement, including vesting requirements. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.

The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks’ notice.

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As a Company employee, you will be expected to abide by the Company’s rules and standards. As a condition of your employment, you are also required to sign and comply with an At- Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all but the first $125 of the arbitration fees. Please note that we must receive your signed Agreement before your first day of employment.

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To accept the Company’s offer, please sign and date this letter in the space provided below. If you accept our offer, we anticipate your first day of employment will be July 30, 2012 (the “Start Date”). This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the President of the Company and you. This offer of employment will terminate if it is not accepted, signed and returned by July 24, 2012. An At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement will follow in a separate communication should you decide to accept.

We look forward to your favorable reply and to working with you at iRhythm Technologies, Inc.

Sincerely,

/s/ Sam Brasch
Sam Brasch
Director

Agreed to and accepted:

Signature:	/s/ Kevin M. King
Printed Name: Kevin M. King
Date: July 23, 2012

[Signature Page to iRhythm Technologies, Inc. Kevin King Offer Letter]

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EXHIBIT A

Terms and Conditions of Employment and Benefits For Kevin King

July 23, 2012

Position: President and Chief Executive Officer and Director.

Base salary: Your annual base salary will be $310,000. This will be earned and payable in substantially equal installments in accordance with the Company’s payroll policy.

Equity: Common Stock Options equal to 5.00% of the Company on a fully-diluted basis (as detailed in paragraph 2 of this letter). For this purpose, fully-diluted shall mean the sum of (a) the outstanding capital stock of the Company and outstanding options to purchase shares of the Company’s common stock and warrants and other convertible securities and instruments (assuming the conversion or exercise of any convertible or exercisable options, warrants, securities or other instruments then outstanding, whether or not currently convertible or exercisable) and (b) the number of shares that are reserved under any compensatory stock plan adopted by the Company and that are not yet issued or subject to an outstanding option.

Benefits and Expenses: You will be entitled to participate in the benefit plans and programs generally available from time to time to employees of the Company, subject to the terms of such plans and programs. This includes three weeks per year of PTO, in addition to specified Holidays, among other benefits.

Bonus: Each year, you will be eligible to participate in the Company’s annual bonus program with a target of not less than 50% of your annual base salary, based on the achievement of performance objectives, which you and the Board will mutually establish. You must be employed on the date that your bonus, if any, is paid in order to earn and be eligible to receive the bonus.

Severance: If involuntarily terminated not for Cause or Constructive Termination (each as defined below) prior to a Change of Control: 1) nine (9) months base salary and reimbursement of healthcare benefits, if COBRA is elected, and provided a general release of claims against the Company is executed; 2) the post-termination exercise period for your Options shall be extended for an additional 15 months (18 months total) subject to confirmation that this will not result in material adverse tax consequences to the Company or you,(with the understanding that loss of incentive stock option status will not be considered adverse). If this is the case, we will work to a mutually acceptable solution. If involuntarily terminated not for Cause (as defined below) in connection with a Change of Control, six (6) months base salary and reimbursement of healthcare benefits, if COBRA is elected, and provided a general release of claims against the Company is executed.

Change of Control Acceleration: Full vesting of your Options upon double trigger change of control acceleration (i.e. involuntary termination not for Cause or Constructive Termination, in each case, within 12 months of a Change of Control of the Company). In addition, you will be eligible for the following :

If the Company is sold for an aggregate amount equal to or greater than $400 million and the shares underlying your Options have not fully vested or are not accelerated in connection with the acquisition, then the vesting of one-quarter of the shares underlying each of the Options shall be accelerated and those shares shall become fully vested immediately prior to the acquisition. Thereafter, you will continue to vest in the balance of the shares underlying your Options as if the one-quarter that vested came from the last shares to vest. For purposes of the above, the term “aggregate value” shall include cash consideration and any stock consideration as valued in the definitive agreement related to the acquisition. If not addressed in the definitive agreement “aggregate value” shall be determined by Board in good faith at the time of the acquisition based on the based on the Board’s reasonable determination.

For purposes of the above:

“Change of Control” shall mean: the acquisition of the Company by another entity by means of (i) any transaction or series of related transactions to which the Company is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than (x) a merger effected exclusively to change the domicile of the Company, (y) a consolidation with a wholly-owned subsidiary or (z) a transaction or series of transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction retain, immediately after such transaction or series of transactions, as a result of shares in the Company held by such holders prior to such transaction, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity (or if the Company or such other surviving or resulting entity is a wholly-owned subsidiary immediately following such acquisition, its parent); (ii) a sale, conveyance, lease or other disposition of all or substantially all of the assets of the Company by means of any transaction or series of related transactions.

“Cause” shall mean: (i) your conviction of, or plea of guilty or nolo contendre to, a felony or a crime involving moral turpitude; (ii) your admission or conviction of, or plea of guilty or nolo contendre to, an intentional act of fraud, embezzlement or theft in connection with your duties or in the course of employment with the Company; (iii) your intentional wrongful damage to property of the Company; (iv) intentional unauthorized or wrongful use or disclosure of secret processes or of proprietary or confidential information of the Company (or any other party to whom you owe an obligation of nonuse or nondisclosure as a result of your employment relationship with the Company), including but not limited to trade secrets and customer lists; (iv) your violation of any agreement not to compete with the Company or to solicit either its customers or employees on behalf of competitors while remaining employed with the Company; (v) your intentional violation of any policy or policies regarding ethical conduct; (vi) an act of dishonesty made by you in connection with your responsibilities as an employee which materially harms the Company, or (vii) your intentional or continued failure to perform your duties with the Company, as determined in good faith by the Company after being provided with notice of such failure, such notice specifying in reasonable detail the tasks which must be accomplished and a timeline for the accomplishment to avoid termination for Cause, and an opportunity to cure within thirty (30) days of receipt of such notice.

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“Constructive Termination” shall mean: without your express written consent, (i) a material reduction by the Company of your base salary in effect immediately prior to such reduction; (ii) a material reduction of your title, duties or responsibilities relative to your duties or responsibilities in effect immediately prior to such reduction; or (iii) your relocation at the Company’s direction to a facility or location more than fifty (50) miles from your then present location of providing services; in any of such cases provided that you (x) terminate employment within ninety (90) days of any such event, (y) provide the Company written notice of the grounds for Constructive Termination, and (z) provide the Company with a thirty (30) day period to cure the grounds for Constructive Termination.

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